Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 11th day of August     , 1998.

BETWEEN:

ART D. MEYER, of the City of CALGARY, in the Province of Alberta (hereinafter called the “Executive”)

and

IPL ENERGY INC., a body corporate under the Canada Business Corporations Act, with offices in the City of Calgary in the Province of Alberta (hereinafter called the “Corporation”)

WHEREAS:

(a) The Executive is an executive of the Corporation and is considered by the Board of Directors of the Corporation to be a valued employee of the Corporation and has acquired outstanding and special skills and abilities and an extensive background in and knowledge of the Corporation’s business and the industry in which it is engaged;

(b) The Board of Directors recognizes that it is essential, in the best interests of the Corporation, that the Corporation retain the continuing dedication of the Executive to his office and employment and that this can best be accomplished if the personal uncertainty facing the Executive in the event of a material change in the ownership or the Executive’s role within the organization of the Corporation is alleviated;

(c) The Board of Directors further believes that the service of the Executive to the Corporation requires that the Executive receive fair treatment, particularly in the event of a termination of employment or loss of office following a material change in the ownership or the Executive’s role within the organization of the Corporation where the Executive does not receive an offer of employment within the Corporation, an affiliate, associate or successor of the Corporation comparable to or better than his present employment;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained and in consideration of the Executive remaining in office and in the employment of the Corporation at the present time and throughout the period of a material change of ownership or organization of the Corporation, it is hereby agreed as follows:

1.	Definitions

In this Agreement:

(a) “affiliate” means:

(i)	one body corporate is an affiliate of another body corporate if one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is under the control of the same person; and

(ii)	two bodies corporate that are an affiliate of the same body corporate at the same time are affiliates of each other;

(b) “associate” has the meaning ascribed to that term in the Canada Business Corporations Act;

(c) “Compensation Committee” means the Committee of the Board of Directors of the Corporation from time to time appointed to fix the remuneration of executives of the Corporation or, if such Committee has not been appointed, means the Board of Directors of the Corporation;

(d) “constructive dismissal” means, unless consented to by the Executive:

(i)	where the Executive ceases to be an officer of the Corporation, unless the Executive is appointed as an officer of a successor to a material portion of the assets of the Corporation;

(ii)	a material decrease in the title, position, responsibilities, powers or reporting relationships of the Executive; or

(iii)	a reduction in the annual salary (excluding bonuses) of the Executive;

(e) “control” means the beneficial ownership of the right, whether such ownership is direct or through affiliates or may be exercised pursuant to a right in contract and whether or not combined with the beneficial ownership of securities of a corporation to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors, to elect a majority of the board of directors of a corporation;

(f) “person” shall have the meaning ascribed to it in the Canada Business Corporations Act;

(g) “subsidiary” of a corporation means, at any time, a corporation of which the corporation has control at that time, whether directly or indirectly through one or more subsidiaries;

(h) “supplementary undertakings” refers, for purposes of Section 2.6(d) of this Agreement, to a commitment given by the Corporation in recognition of the fact that the retirement benefits under the registered pension plans of the Corporation and its affiliates are subject to a maximum pension limitation as fixed from time to time under the Income Tax Act (Canada) and the rules and regulations promulgated by Revenue Canada, Taxation, from time to time thereunder. To the extent that this limitation applies with respect to the registered pension plans of the Corporation or its affiliates, the Corporation has undertaken to pay a supplemental retirement allowance sufficient to provide the Executive with an annual pension equal to the annual pension to which the Executive would be entitled under the registered pension plans of the Corporation and its affiliates if such limitation did not apply to such plans.

2.	Employment

2.1	Position. Duties and Responsibilities of Executive

The Executive shall have such responsibilities and powers as the Board of Directors or the bylaws of the Corporation or the Executive’s superiors may from time to time prescribe. The Executive shall devote the whole of his time to the Executive’s duties hereunder and shall use his best efforts to promote the interests of the Corporation.

2.2	Term of Agreement

The term of this Agreement shall commence on the date hereof, and shall continue in effect to and including the earlier of:

(i)	the date of voluntary retirement of the Executive in accordance with the retirement policies established for senior employees of the Corporation; or

(ii)	the voluntary resignation of the Executive which is not a constructive dismissal.

2.3	Termination of Agreement upon Disability of Executive

If at the end of any month the Executive is and has been for a period of more than twelve (12) months unable to perform the duties specified pursuant to this Agreement in the normal and regular manner due to mental or physical disability, this Agreement may be terminated by the Corporation on thirty (30) days’ written notice. Notwithstanding anything contained in this Section 2.3, the Executive shall be entitled to all benefits provided under the disability and pension plans of the Corporation or its affiliates applicable to the Executive at the date of this Agreement.

2.4	Termination of Agreement upon Death of Executive

If the Executive dies, this Agreement shall be terminated immediately on the date of the Executive’s death.

2.5	Termination of Agreement by the Corporation for Cause

The Corporation may terminate this Agreement at any time without notice in the event the Executive shall be convicted of a criminal act of dishonesty resulting or intending to result directly or indirectly in gain or personal enrichment of the Executive at the expense of the Corporation, or for sufficient cause pursuant to written notice setting forth particulars of such cause.

2.6	Termination of Employment by the Corporation or the Employee

(a)	Except where such termination is pursuant to Section 2.2(i) or 2.2(ii) due to the voluntary retirement or resignation of the Executive or pursuant to Sections 2.3, 2.4 or 2.5, or except where the Executive is offered a position by an affiliate, associate or successor of the Corporation which, if offered by the Corporation, would not constitute a constructive dismissal, the provisions of this Section 2.6 shall apply:

(i)	where the Corporation terminates the employment of the Executive for any reason; or

(ii)	where the Executive terminates his employment with the Corporation following constructive dismissal of the Executive. For this purpose the Executive may at any time following the constructive dismissal of the Executive terminate his employment with the Corporation upon thirty (30) days’ prior written notice to the Corporation,

(b)	In the event of termination of employment as provided in Section 2.6(a), the

Executive shall be entitled to receive, and the Corporation shall pay to the Executive, a retiring allowance (the “Retiring Allowance”) computed as hereinafter provided, which shall include all statutory entitlement under labour standards legislation and all common law entitlement to reasonable notice. The Retiring Allowance shall be that amount which is equal to two hundred percent (200%) of the sum of:

(A)	twelve (12) times the gross monthly salary paid to the Executive in the last full month of employment of; and

(B)	the gross amount of the last bonus paid, under an incentive bonus program of the Corporation or any of its affiliated corporations at the date of such payment, to the Executive immediately preceding the date of such termination of employment. The Corporation may deduct from the Retiring Allowance as calculated hereby any amount required to be withheld and remitted to any governmental body or agency by applicable law or regulation.

(c)	In addition to the retiring allowance calculated in accordance with Section 2.6(b):

(i)	the Executive shall continue to receive health care, dental care, life insurance and accidental death and dismemberment coverage as well as provincial health care premium subsidies (where applicable) during a period of two (2) years following the date of termination unless the Executive declines coverage based upon coverage through another employer; and

(ii)	the Executive shall also receive, within thirty (30) days of termination, a lump sum payment equivalent to the Corporation’s portion of contributions on behalf of the Executive to the Corporation’s Employee Savings Plan for a two (2) year period based upon the base salary of the Executive as at the date of termination.

(d) The Executive will also be entitled to receive on termination the normal and any supplemental pension benefits in effect on the date of this Agreement according to the terms of the Corporation’s registered pension plans and supplementary undertakings, or the registered pension plans and supplementary undertakings of affiliates of the Corporation or according to similar provisions of any successor plan, of which the Executive is a member at the date of termination (the “Plans”). The Executive’s total pension entitlement and retirement options will be determined on the basis that the Executive had two (2) additional years of credited service and age under the Plans at his date of termination of employment (over and above his actual years of credited service as otherwise determined). In addition, such additional years of service shall be included for the purpose of determining final or best average earnings assuming that the Executive’s monthly rate of salary at the date of termination would have continued unchanged during the period of additional service. For plans that include performance bonuses in the definition of pensionable earnings, the average of the highest three (3) actual bonuses paid in the five (5) years immediately prior to the date of termination shall be used for the purpose of determining final or best average earnings. Any portion of the total pension entitlement of the Executive not eligible to be paid under provisions of the registered pension plans of the Corporation shall be payable as supplementary payments in accordance with the supplementary undertakings.

(e) If, at the time of termination of employment as provided in Article 2.6(a), the Executive holds exercisable but unexercised options for the purchase of shares under any of the Corporation’s or its affiliates’ stock option plans, the Executive shall be entitled to exercise all options so held in accordance with the terms of such plans. If the Executive holds options for the purchase of shares under any of the Corporation’s or its affiliates’ stock option plans which are not exercisable at the date of termination of employment in circumstances where this Section 2.6(a) applies, the Corporation will pay to the Executive a cash amount representing the excess, if any, of the fair market value of the shares on the date of termination of employment over the exercise price for such options. Fair market value on the date of termination of employment shall mean the last Board lot sale price on the Toronto Stock Exchange on the last trading day prior to the day of termination.

3.	Integration

Except for the Executive’s rights to continued participation in the Corporation’s employee benefit plans, including, without limitation, the Corporation’s or its affiliates’ stock option plans and savings plans and conditions of employment generally available to other Executives of the Corporation or its affiliates, this Agreement contains the entire agreement between the Parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the Parties, including all prior employment agreements, whether or not fully performed by the Executive before the date of this Agreement. No amendments to this Agreement may be made except in writing signed by both Parties.

4.	Confidential Information

In the event of termination of employment of the Executive, the Executive agrees to keep confidential all information of a confidential or proprietary nature concerning the Corporation, its subsidiaries and affiliates and their respective operations, assets, finances, business and affairs and further agrees not to use such information for personal advantage, provided that nothing herein shall prevent disclosure of information which is publicly available or which is required to be disclosed under appropriate statues, rules of law, or legal process.

5.	Severability

The invalidity and unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect

6.	Benefit of Agreement

This Agreement shall enure to and be binding upon the Corporation and its successors and the Executive and his legal representatives but otherwise it is not assignable. It shall be a condition of any transfer by the Corporation of the Executive to any affiliate or associate of the Corporation that, on request of the Executive, such affiliate or associate agree to observe all of the covenants of and be bound by all obligations imposed on the Corporation under this Agreement. The failure to do so shall be deemed to constitute a constructive dismissal of the Executive for the purposes of Section 2.6.

7.	Choice of Law

This Agreement shall be governed and interpreted in accordance with the laws of the Province of Alberta, which Province shall be the sole and proper forum with respect to any suits brought with respect to this Agreement.

8.	Copy of Agreement

The Executive hereby acknowledges having received a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement.

/S/ ELEANOR COWLES	/S/ ART D. MEYER
Witness	Executive

IPL ENERGY INC.

Per:	/S/ BRIAN F. MACNEILL
President & Chief Executive Officer